EXHIBIT 99.01

[LOGO OF IGN.COM]	IGN Entertainment, Inc.

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:

Elizabeth Drucker

Director, Investor Relations

& Corporate Communications

IGN Entertainment, Inc.

415-508-2622 / edrucker@ign.com

IGN Announces Going-Private Transaction

San Francisco, CA, May 2, 2003 – IGN Entertainment (Nasdaq: IGNX) – home to IGN.com®, the web’s largest information and entertainment destination for video gamers – today announced the signing of a definitive agreement for the merger of IGN Entertainment, Inc. with a new corporation formed and majority-owned by Great Hill Partners, LLC. IGN co-founders Chris Anderson and Mark Jung (IGN’s Chairman and Chief Executive Officer, respectively) will hold minority interests in the new company, and each has agreed in writing to vote in favor of the merger. IGN will be the surviving corporation in the merger. Following the transaction, IGN will no longer be publicly traded.

Under the terms of the agreement, the new corporation will pay $12 per share in cash for each of IGN’s outstanding shares of common stock.

A special independent committee of the Board of Directors as well as IGN’s full Board, excluding Anderson and Jung, have approved the transaction and definitive agreement. In reaching its decision, the special committee and the Board received a fairness opinion from IGN’s financial advisor, Alliant Partners. The closing of the transaction is subject to a number of conditions, including approval by a majority of IGN stockholders.

Where You Can Find Additional Information

Investors and security holders of IGN are advised to read the proxy statement regarding the merger referenced in the foregoing information, when it becomes available, because it will contain important information. IGN expects to mail a proxy statement about the merger to its stockholders and will file such proxy statement with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the companies at the Securities and Exchange Commission’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained from IGN by directing such requests to IGN’s Investor Relations Department at 3240 Bayshore Boulevard, Brisbane, CA 94005.

IGN and its officers and directors may be deemed to be participants in the solicitation of proxies from its stockholders with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in IGN’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on

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IGN Announces Going Private Transaction

March 21, 2003, as amended by Amendment No. 1 to such Form 10-K filed with the Securities and Exchange Commission on April 30, 2003.

These documents are available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from the IGN contact listed above.

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